EXHIBIT 3.23
                             Agreement In Principle

                        iaNett International Systems Ltd.
                  (Formerly called WSI Interactive Corporation)
                          500 - 750 West Pender Street
                                 Vancouver, B.C.
                                     V6E 2S9
                            Telephone: (604) 681-4911
                               Fax: (604) 687-4990
November 21, 2001

To: Data Fortress Technologies Ltd., Connect West Networks Ltd., Pacific Ram Distribution Corp., Michael Chong, CK Chong, Jordan Krushen, Andy Chong, Rick Thomas and others (the "Shareholders")

Dear Sirs:

Re: Re: Acquisition of the Shares of Data Fortress Technologies Ltd., Connect West Networks Ltd., and Pacific Ram Distribution Corp. ("Data Fortress Group")

This letter agreement ("Agreement") will set out the terms upon which iaNett International Systems Ltd., ("INE") has agreed to purchase from the Data Fortress Group all of the shares which will be issued and outstanding shares in the capital of Data Fortress Technologies Ltd., Connect West Networks Ltd., and Pacific Ram Distribution Corp., ("Data Fortress Group") at the closing of such purchase ("Data Fortress Acquisition"). The purchase is subject to the Share Exchange Agreement referred to herein and will be organized through a holding company that will acquire the issued and outstanding shares of Data Fortress Technologies Ltd., Connect West Networks Ltd., and Pacific Ram Distribution Corp. The shareholdings of the holding company (name reserved "Data Fortress Group Ltd.") will be organized to preserve the relative interests (1(e)(g) and
(i) below) of the individual shareholders of the individual companies referred to herein as the Data Fortress Group.

The Data Fortress Group is a related mix of companies all incorporated under the laws of British Columbia. The current consolidated business provides colocation and managed server hosting services, augmented by the related companies that provide wholesale complimentary equipment sales, complimentary contract IT networking services and the installation and operation of a redundant 3.2 kilometer fiber optic ring ("data loop") in downtown Vancouver, connecting the Data Fortress data center to the Internet backbone at Harbour Centre.

The Shareholders own controlling interests of all of the issued and outstanding shares of the Data Fortress Group (the "Data Fortress Group Shares"), and can provide assurance that other minority shareholders will not seek any remedy in a proposed transaction.

1. Representations and Warranties of the Data Fortress Group: The Data Fortress Group represents and warrants to INE as follows:

     (a) Data Fortress Technologies Ltd. is a company incorporated under the laws of British Columbia and is in good standing with respect to the filing of annual reports with the Registrar of Companies, and is a private issuer;

     (b) Connect West Networks Ltd. is a company incorporated under the laws of British Columbia and is in good standing with respect to the filing of annual reports with the Registrar of Companies, and is a private issuer;

     (c) Pacific Ram Distribution Corp. is a company incorporated under the laws of British Columbia and is in good standing with respect to the filing of annual reports with the Registrar of Companies, and is a private issuer;

     (d) The authorized capital of Data Fortress Technologies Ltd. is 20,000,000 common shares without par value of which there are 10,000,000 common shares outstanding all of which are fully paid and non-assessable (the "Data Fortress Outstanding Shares");

     (e) The Data Fortress Outstanding Shares are beneficially owned by and registered as to

          o    2,370,000, common shares, 23.7%, Michael Chong,

          o    2,370,000,common shares, 23.7%, CK Chong,

          o    2,360,000,common shares, 23.6%, Jordan Krushen,

          o    900,000, common shares, 9%, Rick Thomas, and

          o    2,000,000,common shares, 20.0% others;

     (f) The authorized capital of Connect West Networks Ltd. is 4 common shares without par value of which there are 4 common shares outstanding all of which are fully paid and non-assessable (the "Connect West Outstanding Shares");

     (g)  The Connect West Shares are beneficially owned by and registered as to

          o    __1_____,common shares, 25.0%, Michael Chong,

          o    __1_____,common shares, 25.0%, CK Chong,

          o    __1_____,common shares, 25.0%, Jordan Krushen,

          o    __1_____,common shares, 25% Rick Thomas, and

     (h) The authorized capital of Pacific Ram Distribution Corp. is 10,000 common shares without par value of which there are 50 common shares outstanding all of which are fully paid and non-assessable (the "Pacific Ram Outstanding Shares");


     (i) The Pacific Ram Outstanding Shares are beneficially owned by and registered as to

          o    ___17____,common shares, 34.0%, Michael Chong,

          o    ___17____,common shares, 34.0%, CK Chong,

          o    ___16____,common shares, 32.0%, Andy Chong;

     (j) no one has entered into an agreement with the Data Fortress Group to acquire any securities of the Data Fortress Group, except the following persons (the "Debenture Holders") who have been granted a conversion option by Data Fortress Technologies Ltd. The debenture holders will convert this debt instrument to shares of the holding company when organized.

     (k) The directors and officers of the consolidated Data Fortress Group are as follows:

Name of Directors and Officers      Position Held
=================================== ====================================
Michael Chong                       Director,President & CEO
----------------------------------- ------------------------------------
CK Chong                            Director
----------------------------------- ------------------------------------
Jordan Krushen                      Director, Chief Technical Officer
----------------------------------- ------------------------------------
Rick Thomas                         Director

     (l) The financial year end of Data Fortress Technologies Ltd., Pacific Ram Distribution Corp., and Connect West Networks Ltd is March 31 and the most recent annual financial statements are for the fiscal year ended March 31, 2001 and the most recent interim financial statements are for the period ended August 31, 2001 (together the "Data Fortress Financial Statements");

     (m) These Financial Statements are true and correct in every material respect and present fairly and accurately the financial position and results of the operations for the periods then ended. The Data Fortress Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis;

     (n) There has been no adverse financial change in the financial position of the Data Fortress Group since the end of the period contained in the Data Fortress Group Financial Statements, other than those disclosed by Management;

     (o) As at August 31, 2001 there is an outstanding Bank loan of $255,000 bearing interest at prime + 1%, collaterized by a general security agreement ("gsa") over the assets of Pacific Ram Distribution including inventories and receivables;

     (p) Book value of assets, both current and fixed on a consolidated basis as at August 31, 2001 unaudited, is approximately $938,000;

     (q) Book value of liabilities, short and long term as at August 31, 2001 is approximately $639,000 including $266,000 of shareholder loans;

     (r) Other than this Agreement, the Data Fortress Group has not entered into any agreement to sell any Outstanding Shares;

     (s)  Premises are maintained at:

     (t)

          o    135-12830 Clark Place, Richmond - Pacific Ram Distribution Ltd.

          o    LM-1281 Georgia Street, Vancouver - Data ortressTechnologies Ltd.

          o    LM-1281 Georgia Street, Vancouver - Connect West Networks Ltd.


     (u) There are no undisclosed actions, suits or proceedings, pending or threatened against or affecting Data Fortress Group, and any of its principals, at law or in equity, or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign, and the shareholders are not aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

2. Representations and Warranties of INE: INE represents and warrants to the Data Fortress Group as follows:

     (a) it is a company incorporated under the laws of British Columbia and is in good standing with respect to the filing of annual reports with the Registrar of Companies;

     (b) it is a reporting issuer and its common shares are listed for trading on the Canadian Venture Exchange (the "Exchange"); and the OTC BB in the United States as a foreign issuer;

     (c) it is an exchange issuer as that term is defined in the Securities Act (British Columbia);

     (d) it is a Tier 2 Issuer, as that term is defined in the policies of the Exchange;

     (e) it currently has 5,813,851 issued and outstanding shares all of which are duly issued, fully paid and non-assessable;

     (f) it currently has 1,781,000 pre-consolidation share purchase warrants expiring June 2, 2002, priced at $0.91;

     (g) the stock option plan is currently being amended to have a re-priced allotment outstanding of 1,000,000 options that will be exercisable to purchase common shares in the capital of INE at the price of $0.10 per share. These outstanding stock options have varying expiring dates up to 2006 with attached vesting schedules. The outstanding share purchase warrants referred to in (f) of 178,100 post consolidation priced at $9.10 will be repriced to market less 20%. Outstanding Performance shares, 300,000, will be converted to escrow shares;

     (h) Other than described in 2(f) and 2(g) there are not outstanding rights or options to purchase shares of INE;

     (i) the audited financial statements of INE for the fiscal year ended June 30, 2000 and the unaudited financial statements for the nine month period March 31, 2001 (collectively the "INE Financial Statements") are true and correct in every material respect and present fairly and accurately the financial position and results of the operations for the periods then ended and the INE Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis;

     (j) since March 31, 2001, there has been no adverse financial change in the financial position of INE other than the filing of a Proposal under the Bank Registry and Insolvency Act on July 4, 2001 (the "Proposal") and the write down of all deferred development costs and investments made by INE;

     (k) it has four directors, the names of which are as follows: Marcus New, Theo Sanidas, Gordon A. Samson and Shone Anstey; and

     (l) it has two officers, the names of which are as follows: Theo Sanidas, President and CEO and Gordon A. Samson, CFO;

     (m) At the closing of the Data Fortress Acquisition INE will file the appropriate notice required by National Policy 51 of a change in year end to coincide with The Data Fortress Group;

     (n) There are no undisclosed actions, suits or proceedings, pending or threatened against or affecting INE, and any of its directors, at law or in equity, or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign, and the directors are not aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

3. Purchase and Sale Of the Data Fortress Group Shares: INE will purchase all of the common shares in the capital of the Data Fortress Group, the holding company which are outstanding as at the Closing (previously defined as the "Data Fortress Acquisition") based on the following deemed values;

     o    Pacific Ram Distribution Corp. $1,000,000

     o    Data Fortress Technologies Ltd. $1,000,000

     o    Connect West Networks Ltd. $1,000,000

     The above values have been negotiated between the parties as to amount with the subject that Connect West Networks Ltd. before Closing signs an agreement with Simon Fraser University ("SFU") that provides for $10,000 per month cash flow after direct costs per the pending 10-year contract. If at the time of Closing this agreement with SFU is not finalized then the Closing will be amended to not include the value attributed to Connect West Networks Ltd. In consideration INE will issue and deliver 30 million common shares in the capital of INE at a deemed price of $0.10 per common share where such share issuance will not result in there being less than 20% of the total issued and outstanding being in the "public float" as defined by the Exchange, or 20 million common shares in the capital of INE at a deemed price of $0.10 per common share as the case may be. The directors of INE and the directors of The Data Fortress Group agree to be bound by this determination of an acquisition value for the transaction as contemplated herein, subject to approval by the Exchange and shareholders of INE. The common shares to be issued (the Escrow Shares"), will be allocated to the Data Fortress Group Ltd. ("the holding company") based on the guidelines as dictated by the Exchange policy 5.4 The shareholdings of the holding company will be issued in proportion to the number of common shares in the capital that each shareholder owns of the separate companies at the Closing and based on the attributed valuation of same (see 1(e) (g) (i)), pursuant to the Share Exchange Agreement referred to herein.

4. Terms of Escrow Shares: It is acknowledged and agreed by each of the Data Fortress Group shareholders, pursuant to Policy 5.4 of the Exchange that upon completion of the transaction, all Principal's securities will be required to enter into an escrow agreement in a form acceptable to the Exchange and will be required to deposit their Escrow Shares into escrow with the transfer agent of INE. The Exchange may also impose escrow requirements on securities held by any other shareholder.

5. Advance of Funds By INE: The Data Fortress Group acknowledges that INE will advance a total of $25,000 to the Data Fortress Group as of the date of this Agreement and INE acknowledges that The Data Fortress Group will provide promissory notes in that amount.

6. Securities For Debt: Prior to, or concurrent with, the closing of the September 18, 2001 announced private placement, INE will cause the settlement of all of the debt owed by INE to its creditors as of July 4, 2001 as approved by the Proposal being executed by the trustee "KPMG" and approved by the court order of August 22, 2001, and entered into the registry August 24, 2001. The implementation of the Proposal shall result in the issuance of not more than 5,470,000 shares to the creditors of INE. The closing of the transaction will be conditional upon the trustee under the Proposal having issued a "Certificate of Compliance" with the Proposal.

7. Change of Company Name: At the Closing, ("Data Fortress Acquisition") INE will change its name to Data Fortress Group Ltd., subject to regulatory and shareholder approvals.

8. Domain Names: By the Closing, the Data Fortress Group will permit INE to use the domain names

     o    datafortress.ca

     o    data-fortress.com

     o    data-fortress.ca

     o    connectwest.net

     o    connectwest.ca

     o    pacificram.com

     o    logicbusinesscomputers.com

9. Directors and Officers Upon Closing: Upon the Closing, INE will cause the number of directors of INE and The Data Fortress Group to be six with the directors and officers of each company being the following:

10.
Name of Directors and Officers       Position Held Upon Closing
==================================== ===================================
Michael Chong                        Director, President & CEO
------------------------------------ -----------------------------------
Jordan Krushen                       Director, Chief Technical Officer
------------------------------------ -----------------------------------
Gordon A. Samson                     Director, Chief Financial Officer
------------------------------------ -----------------------------------
CK Chong                             Director and Chairman of the Board
------------------------------------ -----------------------------------
Rick Thomas                          Director
------------------------------------ -----------------------------------
Marcus New                           Director

11. Audit Committee Upon Closing: Upon the Closing INE will cause the number of audit committee members to be three and will appoint the following persons to the audit committee: Gordon A. Samson; Michael Chong and Rick Thomas.

12. Employment Agreements: INE acknowledges that upon the Closing, The Data Fortress Group will have entered into employment agreements, in a form satisfactory to each of INE and The Data Fortress Group, with Michael Chong, Jordan Krushen and Gordon A. Samson that will provide for an initial term of one year of employment (the "Employment Agreements"). Further, INE acknowledges that The Data Fortress Group will have entered into an employment with Shone Anstey, in a form satisfactory to each of INE and Shone Anstey.

13. Further Terms of Employment Agreement: The Employment Agreements will provide for an initial monthly wage of $3,000 to $5,000 per month and will be subject to increases as agreed upon by the parties and the board of directors of INE.

14. Adoption Of Stock Option Plan: INE will use its best efforts to cause its shareholders to approve an incentive stock option plan.

15. Amendment Of 2000 Incentive Stock Option Plan: The existing 2000 stock option plan is currently being amended and re-priced to reflect market prices and the efforts of key employees, consultants and directors.

16. Conditions of The Data Fortress Group: Sections 6, 7, 8, 10, 12, 13, 14, 16, 19, 20, and 21, are conditions of The Data Fortress Group to their obligation to sell their shares of The Data Fortress at the closing and may be waived by The Data Fortress Group in their sole discretion.

17. Conditions of INE: Sections 15, 17, 18, 19 and 29 and the receipt of shareholder approval set out in Section 23 are conditions of INE and may be waived by INE in its sole discretion.

18. Further Conditions of INE: Provided that the representations and warranties set out in section 1 are materially inaccurate, then such representations and warranties are conditions of INE and may be waived by INE in its sole discretion.

19. Further Conditions of the Data Fortress Group: Provided that the representations and warranties set out in section 2 are materially inaccurate, then such representations and warranties are conditions of the Data Fortress Group and may be waived by the Data Fortress Group in its sole discretion.

20. The Costs of The Data Fortress Acquisition: The Data Fortress Group acknowledges that INE will pay certain required costs, such as, but not limited to, the legal expenses, audit expenses, and any other further related regulatory expenses on behalf of The Data Fortress Group relating to the Data Fortress Acquisition up to the maximum ability of INE. In the event that this Agreement does not close on account of any default of The Data Fortress Group or INE including, but not restricted to, failure to provide documentation in a timely fashion), there will be no obligation on behalf of the Data Fortress Group to re-pay INE those expenses.

21. Other Costs of the Data Fortress Acquisition: INE will pay for the costs of the sponsoring broker. On closing ("Data Fortress Acquisition") there will be a finders fee payable of 5% of the value of the Data Fortress Acquisition in common stock of INE to Calderan Ventures Ltd. per the Exchange ("CDNX") policy 5.1.

22. Further Documents: The Data Fortress Group acknowledge that they will be required to provide INE and the Exchange with certain documentation in order to obtain approval of this Agreement and hereby promise to use their best efforts and to provide INE and the Exchange with those documents.

23. Share Exchange Agreement: The parties will negotiate and settle the terms of a definitive agreement (the "Share Exchange Agreement"), acting reasonably, for the Data Fortress Acquisition and the other transactions contemplated herein (including any amalgamation, plan of arrangement, merger or other form of business combination involving the two companies as contemplated hereby) for execution on or before December 31, 2001 or such other date as may be mutually agreed upon. Upon execution, the Share Exchange Agreement will supercede this Agreement in Principle.

     The Share Exchange Agreement will contain terms and conditions as set out in this Agreement in Principle and such other terms, conditions, covenants, representations and warranties and indemnities, not inconsistent with this Agreement in Principle as are normal for transactions of the nature of the Data Fortress Acquisition.

24. Income Tax Deferred Basis: The share for share exchange provided for in this Agreement is intended to occur on a tax deferred basis and INE will sign such election forms under the Income Tax Act (Canada) as reasonably required by the Vendors in respect of such from time to time.

25. Closing: Until the closing of the Data Fortress Acquisition, neither party shall, without the prior written consent of the other party, enter into any contract in respect of its business or assets, other than in the ordinary course of business, and each party shall continue to carry on its business and maintain its assets in the ordinary course of business, with the exception of reasonable costs incurred in connection with the Data Fortress Acquisition, and, without limitation, but subject to the above exceptions, shall maintain payables and other liabilities at levels consistent with past practice, shall not engage in any extraordinary material transactions and shall make no distributions, dividends or special bonuses, shall not repay any shareholders' loans, or enter into or renegotiate any employment or consulting agreement with any senior officer, in each case without the prior written consent of the other.

26. Non-Disclosure: From the date of the acceptance of this Agreement in Principle, until completion of the transactions contemplated herein or the earlier termination hereof, the parties hereto will not, directly or indirectly, solicit, initiate, assist, facilitate, promote or encourage proposals or offers from, entertain or enter into discussions of negotiations with or provide information relating to the securities, business, operations, affairs or financial condition of INE or Data Fortress Group to any persons, entity or group in connection with the acquisition or distribution of any securities of INE or Data Fortress Group, or any amalgamation, merger consolidation, arrangement, restructuring, refinancing, sale of any material assets or part thereof INE or Data Fortress Group, unless such action, matter or transaction is part of the transactions contemplated in this Agreement in Principle or is satisfactory to, and is approved in writing in advance by the other party hereto or is necessary o carry on the normal course of business.

27. Shareholder Approval: INE will use its best efforts to ensure that its shareholders approve the Data Fortress Acquisition which the Exchange requires that the shareholders approve before it approves the Data Fortress Acquisition.

28. Canadian Venture Exchange Approval: This Agreement is subject to the approval of the Exchange, which INE covenants to use its best efforts to obtain as soon, as reasonably possible. In addition, The Data Fortress Group covenants to use their best efforts to assist INE in obtaining such approval.

29. Entire Agreement: This Agreement is the entire agreement between the parties. The parties intend that this Agreement in principle will be binding upon them terminated or superceded by the Share Exchange Agreement referred to herein.



30. Execution in Counterpart And By Fax: This Agreement may be signed by fax and in counterparts, each of which will be deemed to be an original and all of which will together constitute an original.

Would you kindly indicate your agreement to the terms contained herein by signing this below.

Yours truly,

iaNett International Systems Ltd.
(Formerly called WSI Interactive Corporation)

Per:
         --------------------------------------------
         Theo Sanidas, President & CEO

We hereby agree to the terms of this Agreement:

Data Fortress Technologies Ltd.
                                                      c/s

Per:
    -------------------------------------------------
         Michael Chong, Director


Pacific Ram Distribution Corp.
                                                      C/S
Per:
    --------------------------------------------------
         Michael Chong, Director

Connect West Networks Ltd.
                                                      C/S

Per:______________________________
         Michael Chong, Director


------------------------------
Michael Chong


------------------------------
CK Chong


------------------------------
Jordan Krushen


------------------------------
Andy Chong


------------------------------
Rick Thomas